Exhibit 3.160

ARTICLES OF INCORPORATION

OF

HARRAH’S PITTSBURGH MANAGEMENT COMPANY

FIRST: The name of the corporation is

HARRAH’S PITTSBURGH MANAGEMENT COMPANY

SECOND: Its registered office in the State of Nevada is located at One East First Street, Reno, Nevada 89501. The name of its resident agent at that address is The Corporation Trust Company of Nevada.

THIRD: The total number of shares which the corporation is authorized to issue is one hundred (100); all of such shares shall be without par value.

FOURTH: The governing board of this corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the bylaws of this corporation.

The names and addresses of the first board of directors, which shall be two (2) in number, are as follows:

NAMES	ADDRESSES
Michael D. Rose	1023 Cherry Road Memphis, TN 38117

Philip G. Satre	1023 Cherry Road Memphis, TN 38117

FIFTH: The names and addresses of each of the incorporators signing the articles of incorporation are is follows:

NAMES	ADDRESSES
K. M. Odum	906 Olive Street St. Louis, MO 63101
K. M. Rheinecker	906 Olive Street
St Louis, MO 63101
K. B. Lohnes	906 Olive Street St Louis, MO 63101

SIXTH: No director or officer of the corporation shall be personally liable to the corporation or its stockholders for damages for breach of his fiduciary duty as a director or officer, except that this provision shall not eliminate or limit the liability of a director or officer for:

(a) Acts or omissions which involve conventional misconduct, fraud or knowing violation of law; or

(b) The payment of distribution in violation of NRS 78.300.

WE, THE UNDERSIGNED, being each of the incorporators hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Nevada, do make and file these articles of incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set our hands this 8th day of June, 1994.

/s/ K.M. Odum
K.M. Odum, Incorporator

/s/ K. M. Rheinecker
K. M. Rheinecker, Incorporator

/s/ K. B. Lohnes
K. B. Lohnes, Incorporator

Certificate of Amendment

of

Articles of Incorporation

of

Harrah’s Pittsburgh Management Company

Harrah’s Pittsburgh Management Company, organized and existing under and by virtue of the laws of the State of Nevada, does hereby certify:

FIRST; That by unanimous written consent of the Board of Directors of said corporation, a resolution was adopted approving and setting forth the following amendment to the corporation’s Articles of Incorporation:

That Article Third of the Articles of Incorporation of the Company be amended by the addition of the following language as the second, third, fourth and fifth paragraph of such Article Third:

Any equity securities of this corporation are held subject to the condition that the corporation has the absolute right to redeem such securities by action of the Board of Directors, if, (A) in the judgment of the Board of Directors, any holder of the securities is determined by any gaming regulatory agency to be unsuitable, or has an application for a license or permit rejected, or has a previously issued license or permit rescinded, suspended, revoked or not renewed, as the case may be, or that such action otherwise should be taken to the extent necessary to avoid any regulatory sanctions or, to prevent the loss of or secure the reinstatement of any gaming license, franchise or entitlement from any governmental agency held by the corporation, any affiliate of the corporation or any entity in which such corporation or affiliate is an owner, which gaming license, franchise or entitlement is (i) conditioned upon some or all of the holders of securities possessing prescribed qualifications, or (ii) needed to allow the conduct of any portion of the business of the corporation or any such affiliate or other entity; or (B) the holder of any equity security of this corporation falls to enforce the provisions of the last paragraph of this Article Third against its direct owners or any parties Controlled by, Controlling, or under common Control with such holder, provided that no holder of any equity security of this corporation whose equity securities are publicly traded pursuant to the Securities Exchange Act of 1934, as amended, and traded on the New York Stock Exchange, the American Stock Exchange, or NASDAQ be required to enforce the provisions of the last paragraph of this Article Third. For purposes of this Article Third, “Control” shall mean the ability, whether by the direct or indirect ownership of shares or other equity interest, by contract or otherwise, to elect a majority of the directors of a corporation, to select the managing partner of a partnership or to control a majority of the members of the governing board of such partnership representing any single partner, or otherwise to select, or have the power to remove and select, a majority of those persons exercising governing authority over an entity, and, in the case of a limited partnership shall mean the sole general partner, all of the general partners to the extent each has equal management control and authority, or the managing general partner or managing general partners thereof.

The terms of such redemption shall permit the corporation to redeem the equity securities of a disqualified holder at a redemption price equal to the fair market value of such securities, excluding any dividends or other remuneration thereon from the date the corporation receives notice of a determination of unsuitability or disqualification from the government agency, or in such lesser amount as may be specified by any applicable gaming law, regulation or rule.

From and after the redemption date or such earlier date as mandated by any applicable gaming law, regulation or rule, any and all rights of whatever nature, which may be held by the owners of any equity securities of the corporation selected for redemption (including any rights to vote or participate In any distributions of the corporation), shall cease and terminate and they shall thereafter be entitled only to receive that amount payable upon redemption.

The holder of any equity security of this corporation shall require that the articles of incorporation, charters, partnership agreements or other formative documents of each person or entity owning a direct interest in such holder or who are Controlled by, Control, or under common Control with such holder (other than a holder who has been exempted from a suitability determination by any gaming regulatory agency) shall incorporate the provisions of this Article Third Into their formative documents; provided that no holder of any equity security of this corporation whose equity securities are publicly traded pursuant to the Securities Exchange Act of 1934, as amended, and traded on the New York Stock Exchange, the American Stock Exchange, or NASDAQ shall be required to Incorporate the provisions of this Article Third into their formative documents.

SECOND: That the said changes and amendment has been consented to and approved by a unanimous vote of the Stockholders of each class of stock outstanding and entitled to vote thereon.

THIRD: That the capital of the corporation shall not be reduced under or by reason of said amendment

HARRAH’S PITTSBURGH MANAGEMENT COMPANY

By:	/s/ Philip G. Satre
Philip G. Satre, President

ATTEST

/s/ George W. Loveland II
Assistant Secretary